Exhibit 4.7

FORESTAR GROUP INC. a Delaware corporation See Reberse for Certain Definitions This is to Certify that is the owner of fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate property endorsed. Witness, the seal of the Corporation and the signatures of its duly authorized officers. Dated Chief Executive Officer Secretary © 1999 CORPEX BANKNOTE CO., BAY SHORE N.Y.